EXHIBIT 8

[Letterhead of Luse Gorman Pomerenk & Schick, P.C.]

(202) 274-2000

January 25, 2007

Board of Directors

TFS Financial Corporation

7007 Broadway Avenue

Cleveland, OH 44105

Ladies and Gentlemen:

You have requested this firm’s opinion regarding the material federal income tax consequences which will result from a stock offering of the shares of common stock of TFS Financial Corporation, a federal mid-tier holding company (the “Company”) and the wholly owned subsidiary of Third Federal Savings and Loan Association of Cleveland, MHC, a federal mutual holding company (the “Mutual Holding Company”). The Company owns all of the outstanding common stock of Third Federal Savings and Loan Association of Cleveland (the “Bank”).

In connection therewith, we have made such investigations as we have deemed relevant or necessary for the purpose of this opinion. In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We have further assumed the absence of adverse facts not apparent from the face of the instruments and documents we examined and have relied upon the accuracy of the factual matters set forth in the TFS Financial Corporation Stock Issuance Plan (the “Stock Issuance Plan”) and the Registration Statement filed on Form S-1 by the Company with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933.

Our opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations thereunder (the “Treasury Regulations”), and upon current Internal Revenue Service (“IRS”) published rulings and existing court decisions, any of which could be changed at any time. Any such changes may be retroactive and could significantly modify the statements and opinions expressed herein. Similarly, any change in the facts and assumptions stated below, upon which this opinion is based, could modify the conclusions. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date the Registration Statement is declared effective by the SEC.

Board of Directors

TFS Financial Corporation

January 25, 2007

We opine only as to the matters we expressly set forth, and no opinions should be inferred as to any other matters or as to the tax treatment of the transactions that we do not specifically address. We express no opinion as to other federal laws and regulations, or as to laws and regulations of other jurisdictions, or as to factual or legal matters other than as set forth herein.

For purposes of this opinion, we rely on the representations as to certain factual matters provided to us by the Company, as set forth in the affidavit of its authorized officer. Capitalized terms used but not defined herein shall have the same meaning as set forth in the Stock Issuance Plan.

Description of Proposed Transactions

Based solely upon our review of the documents described above, and in reliance upon such documents, we understand that the relevant facts are as follows.

In May 1997, the Bank reorganized from a federally chartered mutual savings bank into the mutual holding company structure (the “Reorganization”). As part of the Reorganization, the Bank became a federally chartered capital stock savings and loan association wholly owned by the Company. Simultaneously, the Company became wholly owned by the Mutual Holding Company.

The Company currently has 1,000 shares of common stock (“Common Stock”) outstanding, which are 100% owned by the Mutual Holding Company. It is contemplated that in connection with the Offering, and based on the estimated valuation range and the purchase price of $10.00 per share, the number of shares of Common Stock that the Company will issue to the Mutual Holding Company will range from 135,063,265 shares to 182,732,653 shares (subject to adjustment to 210,142,551). The 1,000 shares of Company common stock now held by the Mutual Holding Company will be cancelled.

On May 25, 2006, the Board of Directors of the Company adopted the Stock Issuance Plan which provides for the offer and sale of up to 49.9% of the shares of Common Stock to qualified depositors, the Bank’s tax-qualified employee plans (“Employee Plans”) and, to the extent shares remain available, members of the public in a community offering (“Community Offering”) or a syndicated community offering (“Syndicated Community Offering”), or a combination thereof.

The Company is offering from 59,586,735 shares up to 80,617,347 shares of its Common Stock for sale in the Offering (with a mid point of 70,102,041 shares), which represent approximately 30% of the shares of Common Stock of the Company that will be outstanding following the Offering, including a charitable foundation (“Foundation”) to be established in

Board of Directors

TFS Financial Corporation

January 25, 2007

connection with the Offering. All shares of Common Stock sold in the Offering will be issued from authorized but unissued shares of the Company. Pursuant to the terms set forth herein, the Company will offer shares of Common Stock to Eligible Account Holders, the Employee Plans, Supplemental Eligible Account Holders and Other Members in the respective priorities set forth in the Stock Issuance Plan. Any shares of Common Stock not subscribed for by the foregoing classes of persons may be offered for sale to certain members of the general public, with preference first given to natural persons residing in the State of Ohio, the Kentucky counties of Boone, Kenton, and Campbell, and the Florida counties of Broward, Charlotte, Citrus, Collier, Hernando, Hillsborough, Lake, Lee, Manatee, Martin, Miami-Dade, Orange, Osceola, Palm Beach, Pasco, Pinellas, Polk, Sarasota, Seminole, St. Lucie and Volusia. Any shares of Common Stock not purchased in the Community Offering may be offered for sale to the general public in a Syndicated Community Offering. The Offering will have no impact on depositors, borrowers or other customers of the Bank.

In furtherance of the Bank’s commitment to its community, the Stock Issuance Plan provides for the establishment of the Foundation in connection with the Offering. The Foundation is intended to complement the Bank’s existing community reinvestment activities and to permit the communities in which the Bank operates to share in the financial success of the Bank. Consistent with the Bank’s goal, the Company intends to contribute up to 2% of the shares of Common Stock to be outstanding upon completion of the stock offering, and the Bank will contribute $5.0 million in cash, up to a maximum contribution of $55.0 million of cash and shares of Common Stock.

The Offering will be effected as follows, or in any other manner approved by the OTS. Each of the steps shall be deemed to occur in such order as is necessary to consummate the Offering pursuant to the Stock Issuance Plan and the intent of the Board of Directors of the Company.

1.	In connection with the Offering, the Company will issue to the Mutual Holding Company between 135,063,075 shares and 182,732,653 shares of its Common Stock, in exchange for the 1,000 shares of Company Common Stock that the Mutual Holding Company presently holds.

2.	All shares sold in the Offering will be issued by the Company from authorized but unissued shares of Common Stock. All Common Stock will be offered for sale in the Offering on a priority basis as set forth in the Stock Issuance Plan.

Opinions

Based on the foregoing description of the Offering, and subject to the qualifications and limitations set forth in this letter, we are of the opinion that the following are the material federal income tax consequences of the Offering:

Board of Directors

TFS Financial Corporation

January 25, 2007

1.     Neither Mutual Holding Company nor Company will recognize gain or loss upon the exchange by Mutual Holding Company of 1,000 shares of Company Common Stock it presently holds for the shares of Company Common Stock issued in connection with the Offering. See Section 1036 of the Code.

2.     It is more likely than not that the fair market value of the non-transferable subscription rights to purchase Company Common Stock will be zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or other members upon the distribution to them of the nontransferable subscription rights to purchase Company Common Stock. No taxable income will be realized by the Eligible Account Holders or Supplemental Eligible Account Holders or other members as a result of the exercise of the nontransferable subscription rights. Rev. Rul. 56-572, 1956-2 C.B. 182.

3.      It is more likely than not that the basis of the Company Common Stock to persons who purchase in the Offering will be the purchase price thereof. Section 1012 of the Code. The holding period of a stockholder who purchases shares in the Offering will commence upon the consummation of the sale of such Common Stock to such stockholder pursuant to the exercise of the subscription rights. Section 1223(6) of the Code.

4.      No gain or loss will be recognized by Company on the receipt of money in exchange for Company Common Stock sold in the Offering. Section 1032 of the Code.

Our opinions under 2 and 3 are based on the assumption that nontransferable subscription rights do not have any economic value at the time of distribution or the time the subscription rights are exercised. In this regard, we note that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by the general public in the Offering. We also note that the Internal Revenue Service has not in the past concluded that the subscription rights have value. Based on the foregoing, we believe that it is more likely than not that the nontransferable subscription rights to purchase common stock have no value. However, the issue of whether or not the subscription rights have value is based on all the facts and circumstances. If the nontransferable subscription rights are subsequently found to have an ascertainable value greater than zero, income may be recognized by various recipients of the nontransferable subscription rights (in certain cases, whether or not the rights are exercised) and the Company could recognize gain on the distribution of the nontransferable subscription rights. Unlike private rulings, an opinion of Luse Gorman Pomerenk & Schick, A Professional Corporation, is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached herein.

Board of Directors

TFS Financial Corporation

January 25, 2007

We hereby consent to the filing of the opinion as an exhibit to the Company’s Registration Statement on Form S-1 as filed with the SEC and the Company’s Form MHC-2 Application for Approval of a Minority Stock Issuance by a Subsidiary of a Mutual Holding Company as filed with the Office of Thrift Supervision. We also consent to the references to our firm in the Prospectus contained in the Form S-1 and the Form MHC-2 under the caption “Legal and Tax Matters.”

Very truly yours, LUSE GORMAN POMERENK & SCHICK, A PROFESSIONAL CORPORATION

By:	/s/ Luse Gorman Pomerenk & Schick, P.C.